May 4, 2023	Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments
$1,267,000
Auto Callable Contingent Interest Notes Linked to the Least
Performing of the NASDAQ-100 Index®, the Russell 2000® Index
and the SPDR® S&P 500® ETF Trust due May 9, 2028
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.
●The notes are designed for investors who seek a Contingent Interest Payment with respect to each monthly Interest Review
Date for which the closing value of each of the NASDAQ-100 Index®, the Russell 2000® Index and the SPDR® S&P 500® ETF
Trust, which we refer to as the Underlyings, is greater than or equal to 75.00% of its Initial Value, which we refer to as an
Interest Barrier.
●The notes will be automatically called if the closing value of each Underlying on any quarterly Autocall Review Date is greater than or equal to its Initial Value.
●The earliest date on which an automatic call may be initiated is May 6, 2024.
●Investors should be willing to accept the risk of losing some or all of their principal and the risk that no Contingent Interest
Payment may be made with respect to some or all Interest Review Dates.
●Investors should also be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive
Contingent Interest Payments.
●The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as
JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of
JPMorgan Chase & Co., as guarantor of the notes.
●Payments on the notes are not linked to a basket composed of the Underlyings. Payments on the notes are linked to the performance of each of the Underlyings individually, as described below.
●Minimum denominations of $1,000 and integral multiples thereof
●The notes priced on May 4, 2023 and are expected to settle on or about May 9, 2023.
●CUSIP: 48133WFQ6

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk
Considerations” beginning on page PS-8 of this pricing supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$41.25	$958.75
Total	$1,267,000	$52,263.75	$1,214,736.25
(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of
$41.25 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of
Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $914.10 per $1,000 principal amount note. See
“The Estimated Value of the Notes” in this pricing supplement for additional information.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
Pricing supplement to product supplement no. 4-I dated April 13, 2023, underlying supplement no. 1-I dated April 13, 2023 and the prospectus and prospectus supplement, each dated April 13, 2023

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect,
wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor: JPMorgan Chase & Co.
Underlyings: The NASDAQ-100 Index® (Bloomberg ticker:
NDX) and the Russell 2000® Index (Bloomberg ticker: RTY)
(each an “Index” and collectively, the “Indices”) and the
SPDR® S&P 500® ETF Trust (Bloomberg ticker: SPY) (the
“Fund”) (each of the Indices and the Fund, an “Underlying” and collectively, the “Underlyings”)
Contingent Interest Payments:
If the notes have not been automatically called and the closing value of each Underlying on any Interest Review Date is
greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to $5.875
(equivalent to a Contingent Interest Rate of 7.05% per annum, payable at a rate of 0.5875% per month).
If the closing value of any Underlying on any Interest Review
Date is less than its Interest Barrier, no Contingent Interest
Payment will be made with respect to that Interest Review
Date.
Contingent Interest Rate: 7.05% per annum, payable at a
rate of 0.5875% per month
Interest Barrier: With respect to each Underlying, 75.00% of its Initial Value, which is 9,736.86 for the NASDAQ-100 Index®,
1,289.10825 for the Russell 2000® Index and $303.8475 for
the SPDR® S&P 500® ETF Trust
Trigger Value: With respect to each Underlying, 70.00% of its
Initial Value, which is 9,087.736 for the NASDAQ-100 Index®,
1,203.1677 for the Russell 2000® Index and $283.591 for the
SPDR® S&P 500® ETF Trust
Pricing Date: May 4, 2023
Original Issue Date (Settlement Date): On or about May 9,
2023
Interest Review Dates*: As specified under “Key Terms
Relating to the Interest Review Dates, Autocall Review Dates
and Interest Payment Dates” in this pricing supplement
Autocall Review Dates*: As specified under “Key Terms
Relating to the Interest Review Dates, Autocall Review Dates
and Interest Payment Dates” in this pricing supplement
Interest Payment Dates*: As specified under “Key Terms
Relating to the Interest Review Dates, Autocall Review Dates
and Interest Payment Dates” in this pricing supplement
Maturity Date*: May 9, 2028
Call Settlement Date*: If the notes are automatically called on any Autocall Review Date, the first Interest Payment Date
immediately following that Autocall Review Date

Automatic Call:
If the closing value of each Underlying on any Autocall Review
Date is greater than or equal to its Initial Value, the notes will be automatically called for a cash payment, for each $1,000
principal amount note, equal to (a) $1,000 plus (b) the
Contingent Interest Payment applicable to the Interest Review
Date corresponding to that Autocall Review Date, payable on
the applicable Call Settlement Date. No further payments will be made on the notes.
Payment at Maturity:
If the notes have not been automatically called and the Final
Value of each Underlying is greater than or equal to its Trigger
Value, you will receive a cash payment at maturity, for each
$1,000 principal amount note, equal to (a) $1,000 plus (b) the
Contingent Interest Payment, if any, applicable to the final
Review Date.
If the notes have not been automatically called and the Final
Value of any Underlying is less than its Trigger Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Least Performing Underlying Return)
If the notes have not been automatically called and the Final
Value of any Underlying is less than its Trigger Value, you will lose more than 30.00% of your principal amount at maturity
and could lose all of your principal amount at maturity.
Least Performing Underlying: The Underlying with the Least
Performing Underlying Return
Least Performing Underlying Return: The lowest of the
Underlying Returns of the Underlyings
Underlying Return: With respect to each Underlying,
(Final Value – Initial Value)
Initial Value
Initial Value: With respect to each Underlying, the closing
value of that Underlying on the Pricing Date, which was
12,982.48 for the NASDAQ-100 Index®, 1,718.811 for the
Russell 2000® Index and $405.13 for the SPDR® S&P 500®
ETF Trust
Final Value: With respect to each Underlying, the closing
value of that Underlying on the final Review Date
Share Adjustment Factor: The Share Adjustment Factor is
referenced in determining the closing value of the Fund and is set equal to 1.0 on the Pricing Date. The Share Adjustment
Factor is subject to adjustment upon the occurrence of certain events affecting the Fund. See “The Underlyings – Funds –
Anti-Dilution Adjustments” in the accompanying product
supplement for further information.
 * Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and
“General Terms of Notes — Postponement of a Payment Date” in the
accompanying product supplement

PS-1 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Least Performing of the NASDAQ-100 Index®, the Russell 2000® Index and the SPDR® S&P 500® ETF Trust

Key Terms Relating to the Interest Review Dates, Autocall Review Dates and Interest Payment Dates

Interest Review Dates*: June 5, 2023, July 5, 2023, August
4, 2023, September 5, 2023, October 4, 2023, November 6,
2023, December 4, 2023, January 4, 2024, February 5,
2024, March 4, 2024, April 4, 2024, May 6, 2024, June 4,
2024, July 5, 2024, August 5, 2024, September 4, 2024,
October 4, 2024, November 4, 2024, December 4, 2024,
January 6, 2025, February 4, 2025, March 4, 2025, April 4,
2025, May 5, 2025, June 4, 2025, July 7, 2025, August 4,
2025, September 4, 2025, October 6, 2025, November 4,
2025, December 4, 2025, January 5, 2026, February 4,
2026, March 4, 2026, April 6, 2026, May 4, 2026, June 4,
2026, July 6, 2026, August 4, 2026, September 4, 2026,
October 5, 2026, November 4, 2026, December 4, 2026,
January 4, 2027, February 4, 2027, March 4, 2027, April 5,
2027, May 4, 2027, June 4, 2027, July 6, 2027, August 4,
2027, September 7, 2027, October 4, 2027, November 4,
2027, December 6, 2027, January 4, 2028, February 4,
2028, March 6, 2028, April 4, 2028 and May 4, 2028 (the
“final Review Date”)
Autocall Review Dates*: May 6, 2024, August 5, 2024,
November 4, 2024, February 4, 2025, May 5, 2025, August
4, 2025, November 4, 2025, February 4, 2026, May 4, 2026,
August 4, 2026, November 4, 2026, February 4, 2027, May
4, 2027, August 4, 2027, November 4, 2027 and February 4,
2028

Interest Payment Dates*: June 8, 2023, July 10, 2023,
August 9, 2023, September 8, 2023, October 10, 2023,
November 9, 2023, December 7, 2023, January 9, 2024,
February 8, 2024, March 7, 2024, April 9, 2024, May 9,
2024, June 7, 2024, July 10, 2024, August 8, 2024,
September 9, 2024, October 9, 2024, November 7, 2024,
December 9, 2024, January 9, 2025, February 7, 2025,
March 7, 2025, April 9, 2025, May 8, 2025, June 9, 2025,
July 10, 2025, August 7, 2025, September 9, 2025, October
9, 2025, November 7, 2025, December 9, 2025, January 8,
2026, February 9, 2026, March 9, 2026, April 9, 2026, May
7, 2026, June 9, 2026, July 9, 2026, August 7, 2026,
September 10, 2026, October 8, 2026, November 9, 2026,
December 9, 2026, January 7, 2027, February 9, 2027,
March 9, 2027, April 8, 2027, May 7, 2027, June 9, 2027,
July 9, 2027, August 9, 2027, September 10, 2027, October
7, 2027, November 9, 2027, December 9, 2027, January 7,
2028, February 9, 2028, March 9, 2028, April 7, 2028 and
the Maturity Date
* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings”
and “General Terms of Notes — Postponement of a Payment Date”
in the accompanying product supplement

PS-2 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Least Performing of the NASDAQ-100 Index®, the Russell 2000® Index and the SPDR® S&P 500® ETF Trust

How the Notes Work

Payments in Connection with Interest Review Dates Preceding the Final Review Date

PS-3 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Least Performing of the NASDAQ-100 Index®, the Russell 2000® Index and the SPDR® S&P 500® ETF Trust

Payment at Maturity If the Notes Have Not Been Automatically Called

PS-4 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Least Performing of the NASDAQ-100 Index®, the Russell 2000® Index and the SPDR® S&P 500® ETF Trust

Total Contingent Interest Payments
The table below illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes based on the Contingent Interest Rate of 7.05% per annum, depending on how many Contingent Interest Payments are made prior to automatic call or maturity.

Number of Contingent Interest Payments	Total Contingent Interest Payments
60	$352.500
59	$346.625
58	$340.750
57	$334.875
56	$329.000
55	$323.125
54	$317.250
53	$311.375
52	$305.500
51	$299.625
50	$293.750
49	$287.875
48	$282.000
47	$276.125
46	$270.250
45	$264.375
44	$258.500
43	$252.625
42	$246.750
41	$240.875
40	$235.000
39	$229.125
38	$223.250
37	$217.375
36	$211.500
35	$205.625
34	$199.750
33	$193.875
32	$188.000
31	$182.125
30	$176.250
29	$170.375
28	$164.500
27	$158.625
26	$152.750
25	$146.875
24	$141.000
23	$135.125
22	$129.250
21	$123.375
20	$117.500
19	$111.625
18	$105.750
17	$99.875
16	$94.000
15	$88.125
14	$82.250
13	$76.375
12	$70.500
11	$64.625
10	$58.750
9	$52.875
8	$47.000
7	$41.125
6	$35.250
5	$29.375
4	$23.500
3	$17.625
2	$11.750
1	$5.875
0	$0.000

PS-5 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Least Performing of the NASDAQ-100 Index®, the Russell 2000® Index and the SPDR® S&P 500® ETF Trust

Hypothetical Payout Examples

The following examples illustrate payments on the notes linked to three hypothetical Underlyings, assuming a range of performances for the hypothetical Least Performing Underlying on the Interest Review Dates and the Autocall Review Dates. Each hypothetical payment set forth below assumes that the closing value of each Underlying that is not the Least Performing Underlying on (i) each
Autocall Review Date is greater than or equal to its Initial Value and (ii) on each Interest Review Date is greater than or equal to its Interest Barrier (and therefore its Trigger Value).
In addition, the hypothetical payments set forth below assume the following:
●an Initial Value for the Least Performing Underlying of 100.00;
●an Interest Barrier for the Least Performing Underlying of 75.00 (equal to 75.00% of its hypothetical Initial Value);
●a Trigger Value for the Least Performing Underlying of 70.00 (equal to 70.00% of its hypothetical Initial Value); and
●a Contingent Interest Rate of 7.05% per annum (payable at a rate of 0.5875% per month).
The hypothetical Initial Value of the Least Performing Underlying of 100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Value of any Underlying.
The actual Initial Value of each Underlying is the closing value of that Underlying on the Pricing Date and is specified under “Key Terms -
Initial Value” in this pricing supplement. For historical data regarding the actual closing values of each Underlying, please see the historical information set forth under “The Underlyings” in this pricing supplement.
Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.
Example 1 — Notes are automatically called on the first Autocall Review Date.

Date	Closing Value of Least Performing Underlying	Payment (per $1,000 principal amount note)
First Interest Review Date	105.00	$5.875
Second Interest Review Date	110.00	$5.875
Third through Eleventh Interest Review Dates	Greater than Interest Barrier	$5.875
Twelfth Interest Review Date (first Autocall Review Date)	110.00	$1,005.875
	Total Payment	$1,070.50 (7.05% return)
Because the closing value of each Underlying on the first Autocall Review Date, which is also the twelfth Interest Review Date, is greater than or equal to its Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, of
$1,005.875 (or $1,000 plus the Contingent Interest Payment applicable to the twelfth Interest Review Date), payable on the applicable
Call Settlement Date. When added to the Contingent Interest Payments received with respect to the prior Interest Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,070.50. No further payments will be made on the notes.

PS-6 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Least Performing of the NASDAQ-100 Index®, the Russell 2000® Index and the SPDR® S&P 500® ETF Trust

Example 2 — Notes have NOT been automatically called and the Final Value of the Least Performing Underlying is greater than or equal to its Trigger Value and its Interest Barrier.

Date	Closing Value of Least Performing Underlying	Payment (per $1,000 principal amount note)
First Interest Review Date	95.00	$5.875
Second Interest Review Date	85.00	$5.875
Third through Fifty-Ninth Interest Review Dates	Less than Interest Barrier	$0
Final Review Date	90.00	$1,005.875
	Total Payment	$1,017.625 (1.7625% return)
Because the notes have not been automatically called and the Final Value of the Least Performing Underlying is greater than or equal to its Trigger Value and its Interest Barrier, the payment at maturity, for each $1,000 principal amount note, will be $1,005.875 (or $1,000 plus the Contingent Interest Payment applicable to the final Review Date). When added to the Contingent Interest Payments received with respect to the prior Interest Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,017.625.
Example 3 — Notes have NOT been automatically called and the Final Value of the Least Performing Underlying is less than its
Interest Barrier but is greater than or equal to its Trigger Value.

Date	Closing Value of Least Performing Underlying	Payment (per $1,000 principal amount note)
First Interest Review Date	85.00	$5.875
Second Interest Review Date	80.00	$5.875
Third through Fifty-Ninth Interest Review Dates	Less than Interest Barrier	$0
Final Review Date	70.00	$1,000.00
	Total Payment	$1,011.75 (1.175% return)
Because the notes have not been automatically called and the Final Value of the Least Performing Underlying is less than its Interest
Barrier but is greater than or equal to its Trigger Value, the payment at maturity, for each $1,000 principal amount note, will be $1,000.00.
When added to the Contingent Interest Payments received with respect to the prior Interest Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,011.75.

PS-7 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Least Performing of the NASDAQ-100 Index®, the Russell 2000® Index and the SPDR® S&P 500® ETF Trust

Example 4 — Notes have NOT been automatically called and the Final Value of the Least Performing Underlying is less than its
Trigger Value.

Date	Closing Value of Least Performing Underlying	Payment (per $1,000 principal amount note)
First Interest Review Date	60.00	$0
Second Interest Review Date	65.00	$0
Third through Fifty-Ninth Interest Review Dates	Less than Interest Barrier	$0
Final Review Date	60.00	$600.00
	Total Payment	$600.00 (-40.00% return)
Because the notes have not been automatically called, the Final Value of the Least Performing Underlying is less than its Trigger Value and the Least Performing Underlying Return is -40.00%, the payment at maturity will be $600.00 per $1,000 principal amount note, calculated as follows:
$1,000 + [$1,000 × (-40.00%)] = $600.00
The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.
Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement.
●YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —
The notes do not guarantee any return of principal. If the notes have not been automatically called and the Final Value of any
Underlying is less than its Trigger Value, you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Least Performing Underlying is less than its Initial Value. Accordingly, under these circumstances, you will lose more than
30.00% of your principal amount at maturity and could lose all of your principal amount at maturity.
●THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL —
If the notes have not been automatically called, we will make a Contingent Interest Payment with respect to an Interest Review Date only if the closing value of each Underlying on that Interest Review Date is greater than or equal to its Interest Barrier. If the closing value of any Underlying on that Interest Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Interest Review Date. Accordingly, if the closing value of any Underlying on each Interest Review Date is less than its Interest Barrier, you will not receive any interest payments over the term of the notes.
●CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —
Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
●AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —
As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
●THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE SUM OF ANY CONTINGENT INTEREST PAYMENTS
THAT MAY BE PAID OVER THE TERM OF THE NOTES,
regardless of any appreciation of any Underlying, which may be significant. You will not participate in any appreciation of any
Underlying.
●POTENTIAL CONFLICTS —
We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase &
Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

PS-8 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Least Performing of the NASDAQ-100 Index®, the Russell 2000® Index and the SPDR® S&P 500® ETF Trust

●JPMORGAN CHASE & CO. IS CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE FUND AND ITS UNDERLYING
INDEX,
but JPMorgan Chase & Co. will not have any obligation to consider your interests in taking any corporate action that might affect the price of one share of the Fund or the level of its Underlying Index (as defined under “The Underlyings” below).
●THERE ARE RISKS ASSOCIATED WITH THE FUND —
The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund and, consequently, the value of the notes.
●THE PERFORMANCE AND MARKET VALUE OF THE FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY,
MAY NOT CORRELATE WITH THE PERFORMANCE OF THE FUND’S UNDERLYING INDEX AS WELL AS THE NET ASSET
VALUE PER SHARE —
The Fund does not fully replicate its Underlying Index (as defined under “The Underlyings” below) and may hold securities different from those included in its Underlying Index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of the Fund and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying the
Fund (such as mergers and spin-offs) may impact the variance between the performances of the Fund and its Underlying Index.
Finally, because the shares of the Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund.
During periods of market volatility, securities underlying the Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Fund.
Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund. As a result, under these circumstances, the market value of shares of the Fund may vary substantially from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.
●AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS WITH
RESPECT TO THE RUSSELL 2000® INDEX —
Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.
●NON-U.S. SECURITIES RISK WITH RESPECT TO THE NASDAQ-100 INDEX® —
Some of the equity securities included in or held by the Underlyings have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries of the issuers of those non-U.S. equity securities.
●YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH UNDERLYING—
Payments on the notes are not linked to a basket composed of the Underlyings and are contingent upon the performance of each individual Underlying. Poor performance by any of the Underlyings over the term of the notes may result in the notes not being automatically called on an Autocall Review Date, may negatively affect whether you will receive a Contingent Interest Payment on any Interest Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by any other
Underlying.
●YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LEAST PERFORMING UNDERLYING.
●THE BENEFIT PROVIDED BY THE TRIGGER VALUE MAY TERMINATE ON THE FINAL REVIEW DATE—
If the Final Value of any Underlying is less than its Trigger Value and the notes have not been automatically called, the benefit provided by the Trigger Value will terminate and you will be fully exposed to any depreciation of the Least Performing Underlying.
●THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT —
If your notes are automatically called, the term of the notes may be reduced to as short as approximately one year and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.
●YOU WILL NOT RECEIVE DIVIDENDS ON THE FUND OR THE SECURITIES INCLUDED IN OR HELD BY ANY UNDERLYING
OR HAVE ANY RIGHTS WITH RESPECT TO THE FUND OR THOSE SECURITIES.
●THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED —
The calculation agent will make adjustments to the Share Adjustment Factor for the Fund for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the
Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.
●THE RISK OF THE CLOSING VALUE OF AN UNDERLYING FALLING BELOW ITS INTEREST BARRIER OR TRIGGER VALUE
IS GREATER IF THE VALUE OF THAT UNDERLYING IS VOLATILE.

PS-9 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Least Performing of the NASDAQ-100 Index®, the Russell 2000® Index and the SPDR® S&P 500® ETF Trust

●LACK OF LIQUIDITY—
The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
●THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE
NOTES —
The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
●THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER
FROM OTHERS’ ESTIMATES —
See “The Estimated Value of the Notes” in this pricing supplement.
●THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —
The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
●THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT
STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME
PERIOD —
We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.
See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period.
Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by
JPMS (and which may be shown on your customer account statements).
●SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE
NOTES —
Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the
Maturity Date could result in a substantial loss to you.
●SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —
The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the values of the Underlyings. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks
Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.
The Underlyings

The NASDAQ-100 Index® is a modified market capitalization-weighted index of 100 of the largest non-financial securities listed on The
NASDAQ Stock Market based on market capitalization. For additional information about the NASDAQ-100 Index®, see “Equity Index
Descriptions — The NASDAQ-100 Index®” in the accompanying underlying supplement.
The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is
designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the
Russell 2000® Index, see “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement.
The SPDR® S&P 500® ETF Trust is a registered investment company whose trust units represent an undivided ownership interest in a portfolio of all, or substantially all, of the common stocks of the S&P 500® Index. The SPDR® S&P 500® ETF Trust seeks to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P 500® Index, which we refer to as the Underlying Index with respect to the SPDR® S&P 500® ETF Trust. The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the SPDR® S&P
500® ETF Trust, see “Fund Descriptions — The SPDR® S&P 500® ETF Trust” in the accompanying underlying supplement.

PS-10 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Least Performing of the NASDAQ-100 Index®, the Russell 2000® Index and the SPDR® S&P 500® ETF Trust

Historical Information
The following graphs set forth the historical performance of each Underlying based on the weekly historical closing values from January
5, 2018 through April 28, 2023. The closing value of the NASDAQ-100 Index® on May 4, 2023 was 12,982.48. The closing value of the
Russell 2000® Index on May 4, 2023 was 1,718.811. The closing value of the SPDR® S&P 500® ETF Trust on May 4, 2023 was $405.13.
We obtained the closing values above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing values of the Fund above and below may have been adjusted by Bloomberg for actions taken by the Fund, such as stock splits.
The historical closing values of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing value of any Underlying on any Interest Review Date or any Autocall Review Date. There can be no assurance that the performance of the Underlyings will result in the return of any of your principal amount or the payment of any interest.

Historical Performance of the NASDAQ-100 Index® Source: Bloomberg

18000
16000
14000
12000
10000
8000
6000
4000
2000
0
Index Level
Jan-18
Jul-18
Jan-19
Jul-19
Jan-20
Jul-20
Jan-21
Jul-21
Jan-22
Jul-22
Jan-23

Historical Performance of the Russell 2000® Index Source: Bloomberg

3000
2500
2000
1500
1000
500
0
Index Level
Jan-18
Jul-18
Jan-19
Jul-19
Jan-20
Jul-20
Jan-21
Jul-21
Jan-22
Jul-22
Jan-23

PS-11 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Least Performing of the NASDAQ-100 Index®, the Russell 2000® Index and the SPDR® S&P 500® ETF Trust

Historical Performance of the SPDR® S&P 500® ETF Trust Source: Bloomberg

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes
Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.
You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the notice described above.
Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), it is expected that withholding agents will (and we, if we are the withholding agent, intend to)
withhold on any Contingent Interest Payment paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the notes must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the notes, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

PS-12 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Least Performing of the NASDAQ-100 Index®, the Russell 2000® Index and the SPDR® S&P 500® ETF Trust

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable
Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1,
2025 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that
Section 871(m) should not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.
In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.
The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase
& Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding
Rate” in this pricing supplement.
The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.
The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or
JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.
The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See
“Selected Risk Considerations — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes”
in this pricing supplement.

PS-13 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Least Performing of the NASDAQ-100 Index®, the Russell 2000® Index and the SPDR® S&P 500® ETF Trust

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the
Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes.
The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See
“Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account
Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.
Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work” and “Hypothetical Payout Examples” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Underlyings” in this pricing supplement for a description of the market exposure provided by the notes.
The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.
Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee.
This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State
of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2023, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24,
2023.
Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

PS-14 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Least Performing of the NASDAQ-100 Index®, the Russell 2000® Index and the SPDR® S&P 500® ETF Trust

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
●Product supplement no. 4-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf
●Underlying supplement no. 1-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf
●Prospectus supplement and prospectus, each dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-15 | Structured Investments
Auto Callable Contingent Interest Notes Linked to the Least Performing of the NASDAQ-100 Index®, the Russell 2000® Index and the SPDR® S&P 500® ETF Trust